Exhibit 99.1

January 2, 2008	CONTACTS:	Investor Relations — Mark G. Stockard
		Phone:	(713) 381-4707
		Toll Free:	(800) 659-0059

Media Relations — Rick Rainey
Phone:	(713) 381-3635
DONALD H. DAIGLE JOINS BOARD OF DIRECTORS OF
TEPPCO GENERAL PARTNER
HOUSTON — TEPPCO Partners, L.P. (NYSE: TPP) today announced that Donald H. Daigle has been elected to the board of directors of its general partner, effective January 1, 2008. In addition, he has been appointed to serve as a member of the board’s Audit, Conflicts and Governance Committee. Mr. Daigle most recently served as Vice President Refining for ExxonMobil Refining and Supply Company and held numerous executive and managerial posts during his 43-year career with that organization before his retirement in September of 2006.
“Don has built a sterling reputation for leadership and achievement within the industry and we are very fortunate to have him as a member of our board of directors,” said Jerry E. Thompson, president and chief executive officer for the general partner of TEPPCO Partners, L.P. “We look forward to gaining the benefits of his decades of experience and in-depth knowledge in implementing management systems that will improve performance.” Thompson added that the addition of Daigle brings the total number of members on the TEPPCO board to five, of which four are independent directors.
Prior to his retirement, Mr. Daigle was active in numerous industry trade organizations and served on various committees. Specifically, he was a member of the Executive Committee for the National Petrochemical and Refiners Association, and is a past Chairman of the General Committee on Refining for the American Petroleum Institute. In addition, he has chaired two studies commissioned by the Secretary of the U.S. Department of Energy, including the National Petroleum Council Study on Refining in 2001 and 2004.
Mr. Daigle holds a bachelor’s degree in Chemical Engineering from Louisiana State University, where he graduated with honors in 1963. Additionally, he is Past Chairman of the Advisory Council to the university’s dean of the School of Engineering. Mr. Daigle currently resides in Baton Rouge, Louisiana.
TEPPCO Partners, L.P. is a publicly traded partnership with an enterprise value of approximately $5 billion, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in transportation, storage, gathering and marketing of crude oil; owns and operates natural gas gathering systems; and has ownership interests in Jonah Gas Gathering Company, Seaway Crude Pipeline Company, Centennial Pipeline LLC and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., is owned by Enterprise GP Holdings L.P. (NYSE: EPE). Additional information about Enterprise GP Holdings is available at www.enterprisegp.com.
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